UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/30/2004

MONITRONICS INTERNATIONAL INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-110025

TX	742719343
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12801 Stemmons Freeway Suite 821
Dallas, TX 75234
(Address of Principal Executive Offices, Including Zip Code)

(972) 243-7443
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On November 23, 2004, Mr. Royce Yudkoff resigned as a director of Monitronics International, Inc. (the "Company") and as a member of any committees of the Board of Directors (the "Board").

(d) Pursuant to the Fifth Amended and Restated Shareholders Agreement, dated July 14, 2004, among the Company and certain of its shareholders, including ABRY Partners IV, L.P. and ABRY Investment Partnership, L.P. (collectively, "ABRY"), ABRY has the right to designate a majority of the members of the Company's Board of Directors. Mr. Yudkoff was one of ABRY's director designees. Upon Mr. Yudkoff's resignation, ABRY designated Mr. Banks to fill the vacated director position and effective upon the resignation of Mr. Yudkoff on November 23, 2004, the Company's Board elected Mr. Andrew Banks as director to replace Mr. Yudkoff until the next annual meeting of the shareholders of the Company and appointed Mr. Banks as a member of the Compensation Committee and Audit Committee. Mr. Banks is the chairman of ABRY Partners, LLC, an affiliate of ABRY Capital Partners, L.P. The Company paid an advisory fee of $2.7 million to ABRY Partners LLC in connection with their services in advising on the terms and the structure of our August 2003 refinancing.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MONITRONICS INTERNATIONAL INC

Date: November 30, 2004.	By:	/s/ Michael R. Meyers
Michael R. Meyers
Vice President and Chief Financial Officer